Exhibit 99.1


         Fossil, Inc. Reports Record Third Quarter Sales and Earnings

               -Third Quarter Diluted EPS Rises 34.8% to $0.31;
          -Introduces Fourth Quarter 2004 Earnings Guidance of $0.50

    RICHARDSON, Texas, Nov. 9 /PRNewswire-FirstCall/ -- Fossil, Inc.
(Nasdaq: FOSL) today reported third quarter net sales and earnings for the thirteen-week ("Third Quarter") and nine-month periods ended October 2, 2004. All share and price per share data has been adjusted to reflect a three-for-two stock split paid in the form of a stock dividend on April 8, 2004.

     Third Quarter Results:
     -- Net sales increased 22.5% to $236.1 million compared to $192.6 million in 2003;
     -- Gross profit grew 25.3% to $121.5 million, or 51.5% of net sales, compared to $97.0 million, or 50.3% of net sales, in the third quarter of 2003;
     -- Operating income rose 39.0% to $38.1 million, or 16.1% of net sales compared to $27.4 million, or 14.2% of net sales in the third quarter of 2003;
     -- Net income increased 39.1% to $23.4 million compared to $16.8 million in the third quarter of 2003; and
     -- Diluted earnings per share increased 34.8% to $0.31, on 74.8 million shares outstanding compared to $0.23, on 73.6 million shares outstanding in the third quarter of 2003.

    "We are pleased to report another record quarter," began Mike Kovar, Senior Vice President and Chief Financial Officer. "During the Third Quarter we experienced a 70 basis points improvement in operating expense leverage, a level we haven't seen in over two years due to significant investments we've been making in our brands, systems and people over that same time period. We believe the continuation of solid sales growth for the third consecutive quarter this year is a direct result of these investments and the strength of our brand portfolio. Additionally, on the operating expense side, we are beginning to anniversary certain expenses associated with our SAP system implementation and the expansion of our distribution infrastructure that commenced during the prior year quarter," he concluded.

     For the Nine Months Ended October 2, 2004:
     -- Net sales rose 22.9% to $641.6 million compared to $522.0 million in 2003;
     -- Gross profit grew 26.4% to $334.2 million, or 52.1% of net sales compared to $264.5 million, or 50.7% of net sales in 2003;
     -- Operating income increased 39.7% to $88.6 million, or 13.8% of net sales compared to $63.4 million, or 12.1% of net sales in 2003;
     -- Net income increased 41.1% to $55.5 million compared to $39.3 million in 2003; and
     -- Diluted earnings per share increased 38.9% to $0.75 compared to $0.54 in 2003.

     Also during the Third Quarter, the Company:
     -- Signed a licensing agreement with Marc Jacobs International for men's and women's watches; and
     -- Received board of directors' approval for the repurchase of up to 600,000 shares of common stock.

    Worldwide net sales rose 22.5% (19.2% excluding currency gains) during the Third Quarter compared to the prior year quarter. Net sales related to new initiatives, including MICHELE(R) and mass-market watches and the launch of MICHAEL MICHAEL KORS(R) contributed approximately $14 million to the overall sales increase. Worldwide net sales for the Third Quarter were also positively impacted by an approximate $4.7 million special market sale (the "Special Market Sale"). Total international wholesale sales rose 26.5% (19.2% excluding currency gains), driven by a 74.0% increase in other international sales as a result of sales volume growth across all brands, the newly acquired MICHELE watches and the Special Market Sale. Sales in Europe rose 9.7% (0.3% excluding currency gains), reflecting sales volume growth in licensed watches and jewelry, partially offset by a decline in FOSSIL watch sales. Third Quarter sales of the Company's domestic watch business increased 22.4% despite a 10.9% decrease in FOSSIL(R) watches. Domestic watch sales growth was primarily a result of approximately $7.9 million of sales related to the newly acquired MICHELE watches, double-digit sales increases in RELIC(R) watches, principally due to new customers and new designs, and the launch of MICHAEL MICHAEL KORS and mass market watches. Domestic sales of the Company's accessory and sunglass businesses rose 11.9% compared to the prior year quarter with particular strength in FOSSIL men's and women's accessories and FOSSIL eyewear. Company-owned retail store sales increased 25.1% during the Third Quarter compared to the prior year quarter with comparable store sales gains of 11.9%. Additionally, the Company experienced an 11% increase in the average number of stores opened during the Third Quarter. The Third Quarter represented the sixth consecutive quarter of double-digit comparable store sales increases for the Company's retail store segment. For the first nine months of fiscal year 2004, net sales increased 22.9% (18.9% excluding currency gains).
    Gross profit margin expanded by 120 basis points to 51.5% in the Third Quarter compared to 50.3% in the prior year quarter. The increase in gross profit margin is mainly attributable to foreign currency gains, primarily the Euro. This increase was partially offset by lower gross product margins associated with the Company's newly launched mass market business and the Special Market Sale. For the first nine months of 2004, gross profit margin increased by 140 basis points to 52.1% compared to 50.7% in the first nine months of the prior year.
    Operating expenses, as a percentage of net sales, decreased 70 basis points to 35.4% in the Third Quarter compared to 36.1% in the comparable prior year period. Operating expenses increased $13.9 million to $83.5 million in the Third Quarter compared to $69.6 million in the comparable prior year period. Additional expenses included in this year's Third Quarter were approximately $2 million related to the translation impact of stronger foreign currencies into U.S. dollars and $3 million of operating expenses associated with new initiatives, including MICHELE, mass market and MICHAEL MICHAEL KORS watches. Excluding the currency impact, new initiative expenses and sales volume increases, operating expense increases were primarily driven by increases in professional fees and payroll expenses. Increases in professional fees were primarily related to consulting cost associated with the Company's U.S.-based SAP system implemented in July 2003, accounting and legal fees incurred in connection with the Company's European reorganization project and audit and consulting costs related to the Company's Sarbanes-Oxley
Section 404 compliance project. Advertising costs, as a percentage of net sales were 4.3% of net sales in the Third Quarter compared to 5.1% of net sales in the prior year quarter. The decline in advertising expenses as a percentage of net sales was primarily due to the anniversary of a one time advertising commitment associated with the launch of EMPORIO ARMANI(R) jewelry in the prior year quarter. For the first nine months of the year operating expenses, as a percentage of net sales were 38.3% compared to 38.5% in the comparable prior year period.
    Improved gross profit margins and a decline in operating expenses as a percentage of sales resulted in the Company's Third Quarter operating profit margin increasing to 16.1% of net sales compared to 14.2% of net sales in the prior year quarter. Operating income for the Third Quarter included approximately $6.0 million in additional income as a result of the effects of stronger foreign currencies. For the first nine months of the year, operating profit margin increased to 13.8% of net sales from 12.1% of net sales in the prior year period.
    Other expense totaled approximately $900,000 in the Third Quarter compared to other expense of approximately $200,000 in the prior year quarter. The increase in other expense is primarily related to an increase in minority interest expense. For the first nine months of the year, other expense was approximately $400,000 compared to other income of approximately $100,000 in the prior year period.
    The Company's effective income tax rate decreased to approximately 37.1% during the Third Quarter and year-to-date period compared to approximately 38.0% in the prior year comparable periods.
    The Company's balance sheet remains strong, including $103.6 million in cash and no long-term debt at quarter end. Inventory at October 2, 2004 was $208.1 million, a 49.5% increase over the prior year quarter inventory of $139.2 million. Also, at quarter end, accounts receivable increased approximately 24.5% to $143.2 million compared to $115.0 million at the end of the prior year quarter. Days sales outstanding increased by one day to 55 days for the Third Quarter compared to 54 days in the prior year period. Working capital rose to $328 million, an increase of $47 million over working capital of $281 million at October 4, 2003.
    The Company currently expects fourth quarter 2004 diluted earnings per share of approximately $0.50, which reflects current First Call Consensus estimates, and represents 28% growth compared to diluted earnings per share of $0.39 in the fourth quarter of 2003. As such, the Company estimates full year fiscal 2004 diluted earnings per share of approximately $1.25, which represents growth of 34% from diluted earnings per share of $0.93 in fiscal 2003. Management estimates sales increases in the 20% range for the fourth quarter.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated September 14, 2004.

    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The company's principal offerings include an extensive line of fashion watches sold under the company's proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the company's e-commerce website at http://www.fossil.com . Certain product, press release and SEC filing information concerning the Company is available at the Company's website.

    All share and per share data presented below has been adjusted to reflect the three-for-two stock split distributed to stockholders on April 8, 2004.


     Consolidated Income Statement
      Data (in 000's):

                           For the 13   For the 13    For the 39  For the 39
                          Weeks Ended  Weeks Ended   Weeks Ended  Weeks Ended

                            October 2,   October 4,   October 2,   October 4,
                               2004         2003         2004         2003

    Net sales                $236,043     $192,616     $641,560     $521,976

    Cost of sales             114,497       95,640      307,373      257,516

    Gross profit              121,546       96,976      334,187      264,460

    Selling expenses           60,932       52,084      179,217      154,363

    Administrative exp.        22,538       17,508       66,380       46,693

    Operating income           38,076       27,384       88,590       63,404

    Interest expense                4           18           14           26

    Other (exp.) inc.- net       (898)        (183)        (410)          96

    Tax provision              13,802       10,383       32,669       24,142

    Net income                $23,372      $16,800      $55,497      $39,332

    Basic earnings per share    $0.33        $0.24        $0.79        $0.56

    Diluted earnings per share  $0.31        $0.23        $0.75        $0.54

    Weighted average shares
     Outstanding:

      Basic                    70,889       69,959       70,525       69,799

      Diluted                  74,772       73,640       74,365       73,056


     Consolidated Balance Sheet Data (in 000's):

                                               October 2,        October 4,
                                                  2004              2003

    Working capital                             $327,806          $281,206

    Cash, cash equivalents and short-term
     investments                                 103,640           106,830

    Accounts receivable                          143,158           115,022

    Inventories                                  208,054           139,179

    Total assets                                 690,506           531,114

    Notes payable - current                        2,714             7,335

    Deferred taxes and other long-term
     liabilities                                  27,533            35,007

    Stockholders' equity                         487,546           380,438

SOURCE  Fossil, Inc.
    -0-                             11/09/2004
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-682-8200, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)

CO:  Fossil, Inc.
ST:  Texas
IN:  HOU REA FAS
SU:  ERN ERP